For More Information Please Contact:                       FOR IMMEDIATE RELEASE
         David Carlson
         Executive Vice President and
         Chief Financial Officer
         LaCrosse Footwear, Inc.
         (503) 766-1010  (ext. 1331)




                LACROSSE FOOTWEAR REPORTS SECOND QUARTER RESULTS

Portland, Ore.-- (July 30, 2003) LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT) today reported results for the second quarter ended June 28, 2003.

Second Quarter Highlights:

     o Consolidated net income of $0.004 million, or $0.00 per share, compared to a loss of $3.8 million, or $0.64 per share in the second quarter of the prior year.

     o Consolidated net sales of $18.6 million, a 6.9% decrease from $20.0 million in the second quarter of 2002.

     o Gross margins improved to 30.2%, as compared to 20.7% in the second quarter of 2002, an improvement of 9.5%.

     o Operating expenses decreased 27.2% to $5.4 million from $7.4 million in the comparable quarter last year.

     o Inventories decreased to $25.0 million from $29.2 million from a year ago, a decrease of 14.2%.

     o Notes payable and long-term debt declined to $11.3 million from $19.9 million from a year ago, a decrease of 43.1%.

Second Quarter Detail:

Net Sales for the quarter ended June 28, 2003 decreased $1.4 million, or 6.9%, to $18.6 million from $20.0 million from the same period in 2002.

     o Retail Channel: The LaCrosse retail channel experienced an increase in net sales from the second quarter of 2002 due to strong sales in the recreational hunting and rubber boot categories, fueled primarily by sales of the Company's new Alpha line of sporting and occupational rubber boots. The net sales increase for the Danner(R) brand was primarily related to improved product offerings for niche hunting, occupational and uniform markets. Net sales for the retail channel of the LaCrosse(R) brand improved 7.7%, and sales for the Danner brand improved 13.4% over the same period last year.


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

     o Safety and Industrial Channel: Net sales in the Safety and Industrial channel of distribution declined from the second quarter of 2002 as a result of a continued soft economy and a strategic reduction in the number of products being offered for sale particularly in the private label and mass merchant markets. The decrease in net sales was due to a 37.0% decrease in the Safety and Industrial channel of LaCrosse and Rainfair(R) brand products.


Gross profit for the quarter ended June 28, 2003 increased to $5.6 million, or 30.2% of net sales, from $4.1 million, or 20.7% of net sales, for the second quarter of 2002. Gross margins as a percent of net sales have improved due to an increase in sales of new, more profitable products, and a deduction in sales of discontinued products combined with the elimination of lower-margin product lines.

Operating expenses decreased $2.0 million, or 27.2%, to $5.4 million for the quarter ended June 28, 2003 compared to $7.4 million for the same period a year ago. The decrease is a result of management's focus on transforming the Company from a fixed-cost manufacturing model to a brand-driven, variable expense model. Specifically, the decrease is a result of the absence of one-time charges from the prior year ($1.3 million), a one-time credit due to the elimination of the retiree health care liability ($0.3 million), reductions in sales commissions and distribution costs associated with the reduced sales volume, and consolidation of the Retail and Safety and Industrial operations in Portland, Oregon. During the second quarter of 2002, the Company recorded a $1.0 million charge related to relocating the Safety and Industrial division.

Inventories as of June 28, 2003 have declined by $4.1 million as compared to inventories at the end of the second quarter of 2002 as a result of a focused inventory reduction plan and improved inventory management. Trade accounts receivable declined by $2.2 million from the same period a year ago due to improved collection practices. Reduced receivables and inventories contributed to the reduction of $8.6 million in notes payable and long-term debt from the end of the second quarter of 2002.

"Top line sales were not where we wanted them to be this quarter although we were pleased that margins were significantly better while our expenses, inventories, and debt were down," said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. "We've proven that the Company can manage expense in a variety of business climates, now we're singularly focused on growing sales through the introduction of compelling products. The new, patent-pending Alpha sporting and occupation product from the LaCrosse brand has been featured in numerous articles in the trade and consumer press. Our Safety and Industrial division will also introduce several new products under the Rainfair and LaCrosse brands this Fall to broaden our product offering and drive new sales," he added.

Forward-Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward looking statements such as statements of the Company's anticipated revenue and earnings are dependent on a number of factors that could affect the Company's operating results and could cause the Company's actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company, including, but not limited to:

     o    Weather conditions affecting the demand for outdoor footwear products
     o    General economic conditions including interest rates
     o Outbreak of disease affecting product development and sourced production

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

     o    Demand for outdoor footwear products
     o Inventory levels required for sourced product and emphasis on forecasting capabilities
     o    Performance of its manufacturing facilities
     o Limited ability to re-supply customer for fill-in orders for sourced product
     o    Dealer inventory levels
     o    Cancellation of current orders
     o Trading policies or import and export regulations and foreign regulation of manufacturers or suppliers
     o    Increased competition
     o    Ability to protect intellectual property
     o    Cyclical nature of the footwear industry
     o    Changes in consumer buying patterns
     o    Loss of a material customer
     o    Lead times (or delays) for sourced product
     o    Unforeseen work stoppages
     o    Acts of terrorism or military activities
     o    Foreign currency exchange rate risk

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear's Company Annual Report on Form 10-K for the year ended December 31, 2002. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear is a leader in the design and development of premium quality protective footwear and rainwear under the LaCrosse, Danner and Rainfair brands. For more information about LaCrosse Footwear products, please consult our internet websites at http://www.lacrossefootwear.com, http://www.danner.com and http://www.lacrossesafety.com.

For additional investor information, see our website at http://www.lacrossefootwearinc.com.


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
                            LaCrosse Footwear, Inc.
                            SELECTED FINANCIAL DATA
                (Amounts in thousands, except per share amounts)


Condensed Consolidated Statements of Operations                      Quarter Ended                       First Half Ended
                                                                      (Unaudited)                           (Unaudited)
                                                           June 28, 2003       June 29, 2002      June 28, 2003     June 29, 2002
                                                         ------------------- ------------------ ------------------ -----------------
Net sales                                                           $18,588            $19,975            $38,462          $ 42,796
Cost of goods sold                                                   12,981             15,849             26,869            32,764
                                                         ------------------- ------------------ ------------------ -----------------
Gross profit                                                          5,607              4,126             11,593            10,032
Operating expenses                                                    5,410              7,436             11,739            16,019
                                                         ------------------- ------------------ ------------------ -----------------
Operating income (loss)                                                 197             (3,310)              (146)           (5,987)
Non-operating expenses, net                                            (193)              (467)              (499)             (773)
                                                         ------------------- ------------------ ------------------ -----------------
Income (loss) before income taxes                                         4             (3,777)              (645)           (6,760)
Income tax benefit                                                       --                 --                 --            (1,000)
                                                         ------------------- ------------------ ------------------ -----------------
Net income (loss) before cumulative effect of
     accounting change                                                    4             (3,777)              (645)           (5,760)
Cumulative effect of change in
     accounting principle - goodwill                                     --                 --                 --            (1,028)
                                                         ------------------- ------------------ ------------------ -----------------
Net income (loss)                                                      $  4           $ (3,777)            $ (645)         $ (6,788)
                                                         =================== ================== ================== =================
Net income (loss) per common share, basic and diluted                 $0.00            $ (0.64)           $ (0.11)          $ (1.16)

Weighted average shares outstanding:
Basic                                                                 5,874              5,874              5,874             5,874
Diluted                                                               5,892              5,874              5,874             5,874


Condensed Consolidated Balance Sheets
                                                             (Unaudited)             *              (Unaudited)
ASSETS:                                                     June 28, 2003     December 31, 2002    June 29, 2002
                                                          ------------------- ------------------ ------------------
Cash and cash equivalents                                            $    --            $    --             $  33
Accounts receivable - net                                             12,463             15,302            14,697
Inventories                                                           25,033             23,460            29,173
Refundable income taxes                                                   --              2,888                --
Prepaid expenses and other assets                                      1,645              1,519             3,394
                                                          ------------------- ------------------ ------------------
Total current assets                                                  39,141             43,169            47,297

Property and equipment, net                                            4,807              4,979             5,312
Goodwill and other assets                                             11,855             12,697            12,803
                                                          ------------------- ------------------ ------------------
Total Assets                                                         $55,803            $60,845           $65,412
                                                          =================== ================== ==================

LIABILITIES & EQUITY:
Current portion of long-term debt                                    $ 3,026             $1,611            $1,599
Notes payable, bank                                                    8,311              8,378            14,697
Accounts payable and accrued liabilities                               5,723              7,573             6,592
                                                          ------------------- ------------------ ------------------
Total current liabilities                                             17,060             17,562            22,888

Long-term debt, less current maturities                                   --              2,821             3,634
Other long-term liabilities                                            4,299              5,373             4,133
Total shareholders' equity                                            34,444             35,089            34,757
                                                          ------------------- ------------------ ------------------

Total Liabilities and Equity                                         $55,803            $60,845            $65,412
                                                          =================== ================== ==================

* Derived from the December 31, 2002 audited financial statements.
                                                                             END

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